Exhibit 99.3

CONSTELLATION BRANDS, INC.
ANNUAL MANAGEMENT INCENTIVE PLAN
(Amended and restated as of July 26, 2007)

Amendment Number 1

This Amendment Number 1 to the Constellation Brands, Inc. Annual Management Incentive Plan, as amended and restated as of July 26, 2007, (the “Plan”) is adopted pursuant to Section 8 of the Plan by the Human Resources Committee of the Board of Directors of Constellation Brands, Inc. (the “Company”).  Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan and Annex A thereto.  This amendment shall become effective as of the date set forth below.

1.   The second paragraph of Section 3 of the Plan is amended by adding the following provision to the end thereof:

Notwithstanding the foregoing, for each Participating Executive who is designated as a “covered employee” under a program adopted for a Performance Period Year, the Committee reserves the unilateral right to reduce or eliminate the amount of a Bonus that is to be paid to such a Participating Executive upon the attainment of a Performance Target.  The Committee’s discretion to exercise its right to reduce or eliminate a Bonus that is paid to such a Participating Executive shall not result in an increase in an amount that is payable to another Participating Executive.

2.   The third paragraph of Section 3 of the Plan is amended by deleting the last two sentences of such paragraph and replacing the second sentence of such paragraph with the following:

Any Bonuses awarded by the Committee under the Plan shall be paid within 30 days after year-end financial results are reported or, if later, as soon as practicable following the Committee’s determinations and certification under this Section; provided that it is intended that such Bonus be paid on or before the 15th day of the third month following the end of the Company’s taxable year for which the Bonus is paid.

3.   Section 4 is amended by adding the following the sentence to the end of such section:

Notwithstanding the foregoing, the Committee may establish such other rules it deems necessary or appropriate to apply when a Participating Executive dies or terminates employment, which rules shall be memorialized in the terms established for a Performance Period or other written document.

In witness whereof, Constellation Brands, Inc. has caused this instrument to be executed as of April 6, 2009.

CONSTELLATION BRANDS, INC.

By:	/s/ L. Denise Watson
Name:	L. Denise Watson
Title:	Senior Vice President Global Compensation & Benefits